Exhibit 99.1

Company Contact:    Agency Contact:
Marty McDermut        Mary Magnani
Vitesse            LHA
+1.805.388.3700        +1.415.433.3777
invest@vitesse.com     VTSS@lhai.com

Vitesse Appoints Scot Jarvis to Its Board of Directors

CAMARILLO, Calif. - May 10, 2012 - Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, announced that it has appointed Scot Jarvis to its board of directors, increasing the number of directors to seven.

Mr. Jarvis co-founded Cedar Grove Partners, LLC, an investment and consulting/advisory partnership with a focus on wireless communication investments in 1997, and currently is its managing member. While at Cedar Grove, he has invested in several successful early-stage companies in the telecommunications area and has served on a number of public and private boards. Prior to co-founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., a Craig McCaw investment firm. While at Eagle River, he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He also served on the board of directors of Nextel Communications, NextG Networks, Inc., Wavelink Communications Inc., NextWeb, Inc., and Cantata Technologies, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications up until it was sold to AT&T.

“Scot's extensive experience identifying leading technologies and understanding of service provider requirements makes him a strong addition to the Vitesse board of directors. We welcome him aboard,” said Edward Rogas Jr., chairman of Vitesse.

“As Vitesse continues to execute on our strategy to transition to the high-growth Carrier and Enterprise networking markets, Scot's knowledge of the networking communications industry combined with his business acumen will be a valuable asset,” said Chris Gardner, CEO of Vitesse.

“I am excited to join the Vitesse board of directors. The Company has distinguished itself in the IP Edge/mobile access networking market and I look forward to working with the Vitesse management team as it finalizes the transition into this new market,” said Scot Jarvis.

Mr. Jarvis currently serves on the board of Kratos Defense & Security Solutions and Airspan Networks, both publicly traded companies. He is a venture partner with Oak Investment Partners, a venture capital firm. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington.

About Vitesse
Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand®, Video, and PCI Express applications. Additional Company and product information is available at http://www.vitesse.com.
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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.